Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm



We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R, and Class Y shares' Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, Class R, and Class Y shares' Statement of Additional Information and to the incorporation by reference of our report, dated December 19, 2008, on the financial statements and financial highlights of Pioneer Mid Cap Value Fund included in the Annual Report to the Shareowners for the year ended October 31, 2008, as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 29 to the Registration Statement (Form N-1A, No. 33-34801) of Pioneer Mid Cap Value Fund.


/s/ ERNST & YOUNG LLP
---------------------
ERNST & YOUNG LLP

Boston, Massachusetts
February 23, 2009